UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

Axesstel, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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AXESSTEL, INC.

6815 Flanders Drive, Suite 210

San Diego, California 92121

858-625-2100

www.axesstel.com

April 27, 2007

Dear Fellow Stockholder:

We are pleased to invite you to attend the 2007 Annual Meeting of Stockholders of Axesstel, Inc. to be held on Wednesday, June 6, 2007 at our offices at 6815 Flanders Drive, Suite 210, San Diego, California 92121, beginning at 10:00 a.m., local time.

Enclosed are the Notice of Annual Meeting of Stockholders and the Proxy Statement describing the business that will be acted upon at the Annual Meeting. Please vote on the business to come before the meeting, as it is important that your shares are represented. Instructions on the proxy form explain how you may vote on the Internet or by returning your proxy by mail. If you decide to attend the meeting, you may, of course, revoke your proxy and cast your vote personally.

Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided.

We have also enclosed a copy of Axesstel’s Annual Report on Form 10-K. We encourage you to read the Annual Report, which includes information on our products, operations and markets, as well as our audited financial statements for the fiscal year ended December 31, 2006.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Marvin Tseu

Chief Executive Officer

San Diego, California

AXESSTEL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 6, 2007

TO THE STOCKHOLDERS OF AXESSTEL, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of AXESSTEL, INC., a Nevada corporation (the “Annual Meeting”), will be held on June 6, 2007 at 10:00 a.m. local time, at our corporate offices located at 6815 Flanders Drive, Suite 210, San Diego, California 92121. At the Annual Meeting you will be asked:

1. To approve amendments to Axesstel’s bylaws (the “Bylaws”) to eliminate our current classified board and provide for the annual election of directors.

2. If Item 1 is approved, to elect five unclassified directors to hold office until Axesstel’s 2008 annual meeting of stockholders and until the directors’ respective successors have been elected and qualified.

3. If proposal 1 above is not adopted, to elect two Class II directors to hold office until Axesstel’s 2010 annual meeting of stockholders and until the directors’ respective successors have been elected and qualified.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The board of directors has fixed the close of business on April 24, 2007, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Patrick Gray

Chief Financial Officer and Secretary

San Diego, California

April 27, 2007

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. YOU MAY VOTE BY USING THE INTERNET AS INSTRUCTED ON THE PROXY CARD, OR BY COMPLETING, SIGNING AND DATING THE PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

AXESSTEL, INC.

PROXY STATEMENT

FOR

2007 ANNUAL MEETING OF STOCKHOLDERS

To be held June 6, 2007

ABOUT THE ANNUAL MEETING

Q:	What is the purpose of the Annual Meeting?

A:	At the Annual Meeting, stockholders will vote on amending the Bylaws to provide for the annual election of directors and, assuming the adoption of the foregoing proposal, will elect five unclassified directors to serve until the 2008 annual meeting and until their successors are elected. If the foregoing proposals are not adopted, the stockholders will elect two Class II directors to serve until the 2010 annual meeting of stockholders and until their successors are elected. The stockholders will also vote on any other business to properly come before the meeting.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Only stockholders of record at the close of business on April 24, 2007, the record date for the Annual Meeting, are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting.

Q:	What are the voting rights of the holders of common stock?

A:	Each outstanding share of our common stock will be entitled to one vote on each matter considered at the Annual Meeting.

Q:	How is a quorum determined?

A:	Holders of a majority of the outstanding shares of common stock entitled to vote must be present, in person or by proxy, at the Annual Meeting to achieve the required quorum for the transaction of business. As of the record date, 23,107,647 shares of common stock, representing the same number of votes, were outstanding. Therefore, the presence of the holders of common stock representing at least 11,553,824 votes will be required to establish a quorum.

All votes will be tabulated by the inspector of elections appointed for the Annual Meeting. The inspector will separately count affirmative and negative votes, abstentions and broker non-votes. Proxies that are received but marked as abstentions (or refusals to vote) and broker non-votes (votes from shares held of record in “Street name” as to which the beneficial owners have not provided voting instructions) will be included in the calculation of the number of votes considered to be present at the Annual Meeting. If a quorum is not achieved, holders of the votes present, in person or by proxy, may adjourn the Annual Meeting to another date.

Q:	How do I vote?

A:	If you complete and sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and attend the Annual Meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares. You may also vote on the Internet as explained on the enclosed proxy card.

Q:	Can I revoke my proxy later?

A:	Yes. You have the right to revoke your proxy at any time before the Annual Meeting by:

(1)	filing a written notice of revocation with our Corporate Secretary at our principal office (6815 Flanders Drive, Suite 210, San Diego, CA 92121);

(2)	filing a properly executed proxy showing a later date with our Corporate Secretary at our principal office (see address immediately above); or

(3)	attending the Annual Meeting and voting in person (attendance at the Annual Meeting will not, by itself, revoke the proxy), although if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

Q:	How does the Board recommend I vote on each proposal?

A:	Our Board recommends a vote FOR amending the Bylaws to provide for the annual election of directors. Assuming the adoption of the foregoing proposal, our Board recommends a vote FOR each of the five nominees for director set forth in this proxy statement. If the foregoing proposals amending the Bylaws and electing five directors are not adopted, our Board recommends a vote FOR each of the nominees for Class II director.

Q:	What is required to approve the proposal?

A:	The proposal to amend the Bylaws will be approved if a majority of all of the company’s issued and outstanding stock votes in favor of the proposal. Once a quorum has been established, directors are elected by a plurality of the votes cast by holders of shares entitled to vote at the Annual Meeting. This means that the individuals who receive the largest number of votes are selected as directors up to the maximum number of directors to be elected at the Annual Meeting.

Q:	What happens if I abstain from voting or my broker submits a non-vote?

A:	We will count proxies marked “abstain” as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of the proposal, the shares represented by these proxies will not be treated as affirmative votes. In other words, abstentions are treated as votes cast against the proposal. While broker non-votes are similarly counted as shares present for the purpose of determining the presence of a quorum, the shares represented by these proxies are generally not counted for any purpose in determining whether a proposal has been approved.

Q:	How will my shares be voted if I return a blank proxy card?

A:	If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy as a vote FOR the proposal to amend the Bylaws to provide for the annual election of directors, and FOR each of the director nominees named in this proxy statement.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be conducted at the Annual Meeting other than the proposal described in this proxy statement, if any other business comes before the Annual Meeting, your signed proxy card gives authority to the proxy holders, Marvin Tseu and H. Clark Hickock, to vote on those matters at their discretion.

Q:	Who will bear the costs of this solicitation?

A:	We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to the beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by our directors, officers or other regular employees.

Q:	How can I find out the results of the voting at the Annual Meeting?

A:	Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal year 2007.

Q:	When are stockholder proposals due for next year’s annual meeting?

A:	The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2008 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission (the “SEC”) is December 28, 2007. You should also review our Bylaws, which contain additional requirements about advance notice of stockholder proposals, and the section, “Director Nominees,” in this proxy statement.

ADDITIONAL INFORMATION

ANNUAL REPORT AND AVAILABLE INFORMATION

Our annual report on Form 10-K for the fiscal year ended December 31, 2006 accompanies this proxy statement but does not constitute a part of the proxy soliciting material. A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2006, including financial statements but without exhibits, is available without charge to any person whose vote is solicited by this proxy upon written request to our Corporate Secretary at our principal office (6815 Flanders Drive, Suite 210, San Diego, CA 92121). Copies also may also be obtained through the SEC’s Web site at www.sec.gov.

PROPOSAL 1

AMENDMENT OF BYLAWS

Our Bylaws currently provide that the Board of Directors is divided into three classes, with each class elected every three years. In March 2007, on the recommendation of the Board and the Nominating and Governance Committee, the Board adopted resolutions approving, and recommending to the stockholders for approval, amendments to provide for the annual election of directors.

If approved, this proposal will become effective by amending the Bylaws. Section 2 of Article II of the company’s Bylaws contains the provisions that will be affected if this proposal is adopted. This section, set forth in Appendix A to this proxy statement, shows the proposed changes with deletions indicated by strike-outs and additions indicated by underlining.

If this proposal 1 is approved, each of our current directors has agreed to voluntarily resign the balance of their current three year term effective on the date of the Annual Meeting and stand for election on an annual basis, as set forth in proposal 2 below.

BACKGROUND OF PROPOSAL

The proposal is a result of ongoing review of corporate governance matters by the Board. The Board, assisted by the directors and the Nominating and Governance Committee, considered the advantages and disadvantages of maintaining the classified board structure. The Board considered the view of some stockholders who believe that classified boards have the effect of reducing the accountability of directors to stockholders because classified boards limit the ability of stockholders to evaluate and elect all directors on an annual basis. The election of directors is the primary means for stockholders to influence corporate governance policies.

The board also considered benefits of retaining the classified board structure, which has a long history in corporate law. Proponents of a classified structure believe it provides continuity and stability in the management of the business and affairs of a company because a majority of directors always have prior experience as directors of the company. Proponents also assert that classified boards may enhance stockholder value by forcing an entity seeking control of a target company to initiate arms-length discussions with the board of that company, because the entity cannot replace the entire board in a single election. While the Board generally concurred with that view, it also took note that even without a classified Board, the company has other means to compel a takeover bidder to negotiate with the Board, including implementation of a stockholder rights plan and certain provisions of Nevada law.

The Nominating and Governance Committee and the Board heard advice from outside legal experts on the annual election of directors. On the recommendation of the committee, the Board approved the amendments, and determined to recommend that stockholders approve the amendments, to the company’s Bylaws to provide for the annual election of directors. The Board believes that by taking this action, it can provide stockholders further assurance that the directors are accountable to stockholders while maintaining appropriate defenses to respond to inadequate takeover bids.

VOTE REQUIRED

The proposal will pass if a majority of the Company’s issued and outstanding stock votes in favor of the proposal.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” AMENDING THE COMPANY’S BYLAWS TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS.

* * * * *

PROPOSAL 2

ELECTION OF UNCLASSIFIED DIRECTORS

Our Board of Directors currently consists of seven directors and is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders and thereafter to hold office for a three-year term and until successors of such class have been elected and qualified, subject to any such director’s earlier resignation or removal.

If proposal 1 is adopted, each of the current classified directors has agreed to resign their current term, effective on the date of the Annual Meeting. Further, the Board has determined, upon the recommendation of the Nominating and Governance Committee, that upon the adoption of proposal 1 the size of the Board will be reduced to five members. Messrs. Mike H.P. Kwon and Ake Persson have voluntarily asked that if proposal 1 is adopted that they are not to be considered for reappointment. Based on the recommendation of the Nominating and Governance Committee of the Board, the Board’s five nominees for election by the stockholders are the following current members of the Board: Bryan B. Min, Marvin Tseu, Jai Bhagat, Osmo A. Hautanen and Dr. Seung Taik Yang. If elected, the nominees will serve as directors until the annual stockholders meeting in 2008 and until their successors are elected and qualified subject to earlier resignation or removal.

VOTE REQUIRED

This proposal 2 will only be effective if proposal 1 relating to the annual election of directors is approved. If proposal 1 is not approved, then this proposal 2 will not be effective and votes made with respect to this matter will be of no force or effect.

Directors are elected by a plurality of the votes present in person and represented by proxy and entitled to vote at a meeting at which a quorum is present. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees for director named above. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum. If a quorum is present, the nominees director receiving the highest number of votes will be elected as directors. Abstentions will have no effect on the vote. Broker non-votes are not expected to result from the vote on this proposal. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.

NOMINEES FOR DIRECTOR

Set forth below are the names and certain information about each of the nominees for director:

Name	Age	Position(s)	Director Since	Year New Term Will Expire
Bryan B. Min	42	Chairman and Director	2005	2008
Marvin Tseu	58	Chief Executive Officer and Director	2006	2008
Jai Bhagat	60	Vice Chairman and Director	2003	2008
Osmo A. Hautanen	52	Director	2005	2008
Dr. Seung Taik Yang	66	Director	2003	2008

Bryan B. Min has been a member of our board since November 2005 and has served as Chairman since May 2006. Since founding Epsilon Systems Solutions, Inc. in 1998, Mr. Min, has served as Epsilon’s President and Chief Executive Officer. He is a certified nuclear engineer, served active duty in the U.S. nuclear submarine force from 1986 to 1992 and continues to serve the U.S. as a naval reserve officer. Mr. Min currently serves on the Board of Councilors for the School of Engineering for the University of Southern California and is a board member for the San Diego County’s Greater Regional Chamber of Commerce. He holds a Bachelor of Science from the University of Southern California and a Master of Science from Virginia Polytechnic and State University. Additionally, he is a graduate of the Owner/President’s Management Program at Harvard Business School and has completed business executive courses at the Wharton School of Business and the Defense Systems Management College.

Marvin Tseu was elected to our Board and appointed to serve as our Chief Executive Officer in May 2006. Mr. Tseu currently serves as Chairman of the Board and Presiding Director of Plantronics, Inc. From October 2002 to March 2006, Mr. Tseu served as the Chief Executive Officer and a founder of Active Reasoning, Inc., an early stage private company that produces resource management software to help enterprises manage their IT operations. Since November 2001, Mr. Tseu has also been a consulting venture partner with ComVentures, LLP, a venture capital firm focusing on communications companies. From February 2001 to July 2001, Mr. Tseu was Chief Executive Officer of Method Networks, Inc., an Internet technology company helping enterprises automate the management of their Internet networks. Mr. Tseu holds a B.A. in economics from Stanford University.

Jai Bhagat. Mr. Bhagat has been a member of our board since August 2003. From March 2005 to September 2005, Mr. Bhagat served as Executive Chairman of US Wireless Online, Inc. (OTCBB: UWRL). US Wireless Online owns and operates one of the nation’s largest wireless internet broadband networks operating in seven states and providing broadband services and solutions. Mr. Bhagat founded Air2lan, Inc. in 2000 and merged the company with US Wireless Online in March 2005. Previously, he was a co-founder of SkyTel Communications, Inc., where he served as Vice Chairman and CEO prior to SkyTel’s merger with MCI. Mr. Bhagat also served as Chairman of the License Exempt sector of the Wireless Communications Association International (WCA) trade association, which represents the broadband wireless industry. He has served as Chairman and a board member of both the Personal Communications Industry Association (PCIA) and American Mobile Satellite Corporate (now Motient). He currently serves on the board of Elandia,Inc and has served on the boards of several wireless communications based companies such as Smart Synch, Inc as Chairman of the board, MeshNetworks, Inc, and J P Mobile,Inc. Mr. Bhagat holds an M.S. in Electrical Engineering from Howard University, a B.S. in Electrical Engineering from BITS Pilani in India, and Executive Management program at Stanford University.

Osmo A. Hautanen has been a member of our board since November 2005. Mr. Hautanen has served as Chief Executive Officer of Magnolia Broadband, Inc., a fabless semiconductor-design company for the cellular communications industry, since 2004. From 2002 to 2003, he served as Chief Executive Officer of Fenix LLC, the holding company for Union Pacific Corporation’s extensive portfolio of technology assets. From 2000 to 2001, Mr. Hautanen was President of Americas for Philips Consumer Communications group. He is currently a member of the board of directors of Datrek Miller International, Inc., (OTC BB: DMLL.OB) a supplier of products and services to the golf industry. Mr. Hautanen holds a Bachelor of Science in Control Engineering from Technical College of Varkaus (Finland), as well as a MBA in international business from Georgia State University. He is fluent in Finnish, German and English.

Seung Taik Yang, Ph.D. has been a member of our board since August 2003. Dr. Yang is currently the President of Tongmyong University of Information Technology in Busan, South Korea. From 2001 to 2002, he served as the Minister of Information and Communications for the Republic of Korea. Prior to serving as the Minister of Information and Communications, Dr. Yang was a chair professor at Kwangwoon University and at the Information and Communications University. Dr. Yang holds a Ph.D. in Electrical Engineering from the Polytechnic Institute of Brooklyn, an M.S. in Electrical Engineering from Virginia Polytechnic Institute and a B.S. in Electrical Engineering from Seoul National University in South Korea.

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE FOREGOING NOMINEES.

* * * * *

PROPOSAL 3

ELECTION OF CLASS II DIRECTORS

Our Board of Directors currently consists of seven directors and is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders and thereafter to hold office for a three-year term and until successors of such class have been elected and qualified, subject to any such director’s earlier resignation or removal.

If proposal 1 is not adopted, the terms of the current Class II directors will expire on the date of the Annual Meeting. Based on the recommendation of the Nominating and Governance Committee of the Board, the Board’s nominees for election by the stockholders are the current Class II members of the Board: Bryan B. Min and Marvin Tseu. If elected, the nominees will serve as directors until the annual stockholders meeting in 2010 and until their successors are elected and qualified subject to earlier resignation or removal.

VOTE REQUIRED

This proposal will only be effective if proposal 1, relating to the annual election of directors is not approved. If proposal 1 is approved, then this proposal will not be effective and any votes made with respect to this matter will be of no force or effect.

Directors are elected by a plurality of the votes present in person and represented by proxy and entitled to vote at a meeting at which a quorum is present. Assuming proposal 1 above is not adopted, shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees for Class II directors named above. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum. If a quorum is present, the two nominees for Class II director receiving the highest number of votes will be elected as Class II directors. Abstentions will have no effect on the vote. Broker non-votes are not expected to result from the vote on this proposal. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.

NOMINEES FOR CLASS II DIRECTORS

Set forth below are the names and certain information about each of the nominees for Class II director:

Name	Age	Position(s)	Director Since	Class and Year New Term Will Expire
Bryan B. Min	42	Chairman and Director	2005	Class II 2010
Marvin Tseu	58	Chief Executive Officer and Director	2006	Class II 2010

Bryan B. Min See Mr. Min’s biography above.

Marvin Tseu See Mr. Tseu’s biography above.

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE FOREGOING NOMINEES.

* * * * *

DIRECTORS NOT STANDING FOR ELECTION

Set forth below are the names and certain information about the Class I and Class III continuing members of the Board who, if proposal 1 is not adopted, are not standing for election at this year’s Annual Meeting.

Name	Age	Position(s)	Director Since	Class and Year Current Term Will Expire
Jai Bhagat	59	Vice Chairman and Director	2004	Class I 2009
Osmo A. Hautanen	52	Director	2005	Class I 2009
Dr. Seung Taik Yang	66	Director	2003	Class I 2009
Mike H.P. Kwon	42	Founder, Honorary Chairman and Director	2002	Class III 2008
Åke Persson	61	Director	2004	Class III 2008

Jai Bhagat See Mr. Bhagat’s biography above.

Osmo A. Hautanen See Mr. Hautanen’s biography above.

Dr. Seung Taik Yang See Dr. Yang’s biography above.

Mike H.P. Kwon founded Axesstel California in July 2000, and has served as our Founder and Honorary Chairman since May 2006. Previously, Mr. Kwon served as our Chief Executive Officer and Chairman of the Board from August 2002 until May 2006. From 1998 to 2000, he was the Vice President of Sales at Neopoint, Inc., a developer and manufacturer of wireless application protocol-enabled handsets. Mr. Kwon holds a B.A. in Business Administration from Rutgers University

Åke Persson has been a member of our Board since November 2004. From 1999 until his retirement in February 2004, Mr. Persson was the President of Ericsson’s CDMA Systems Business Unit and President of Ericsson Wireless communications Inc. in San Diego. Between 1970 and 1999, he held various other executive marketing and sales positions with the global Ericsson organization. Mr. Persson holds a B.S. in Theoretical Physics and Mathematics from the University of Uppsala, Sweden.

If proposal 1 is adopted, Messrs. Mike H.P. Kwon and Ake Persson have notified the Board that they have voluntarily determined not to stand for re-election.

There are no family relationships among any of our executive officers and directors.

BOARD AND COMMITTEE MATTERS AND CORPORATE GOVERNANCE MATTERS

BOARD STRUCTURE AND MEETINGS

During our fiscal year ended December 31, 2006, the Board of Directors held nine meetings. During this period, all of the incumbent directors attended or participated in more than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which each such director served, during the period for which each such director served. Our directors are strongly encouraged to attend the annual meeting of stockholders. All of our directors attended last year’s annual meeting.

Our Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. Each of these committees has a written charter approved by our Board of Directors. The charters, which have been filed with the Securities and Exchange Commission, can be viewed by visiting our website at www.axesstel.com and clicking on “Investor Relations” and then on “Corporate Governance.” The members of the committees are identified in the following table.

Director	Audit Committee	Compensation Committee	Nominating & Governance Committee
Jai Bhagat	CHAIR	•

Osmo A. Hautanen	•		CHAIR

Mike H.P. Kwon

Åke Persson	•		•

Bryan B. Min		•	•

Marvin Tseu

Dr. Seung Taik Yang		CHAIR

INFORMATION REGARDING COMMITTEES OF THE BOARD

Audit Committee

The Audit Committee, among other things:

•	Oversees the accounting and financial reporting processes of our company and the audits of the financial statements of our company;

•	Serves as an independent and objective party to monitor our company’s policies for internal control systems;

•	Retains the independent auditors, reviews and appraises their independence, qualifications and performance, and approves the terms of engagement for audit service and non-audit services;

•	Provides an open avenue of communication among the independent auditors, financial and senior management, and the Board of Directors; and

•	Administers our whistleblower protection policy.

The audit committee held six meetings during the last fiscal year.

See “Report of the Audit Committee” contained elsewhere in this proxy statement. The Board has determined that Mr. Bhagat, the Audit Committee Chair, qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. Each member of this committee is an independent director and meets each of the other requirements for audit committee members under applicable listing standards of the American Stock Exchange. The Audit Committee operates under a written charter previously filed with the Securities and Exchange Commission that complies with applicable SEC and American Stock Exchange requirements. A copy of the charter can be viewed by visiting Axesstel’s website at www.axesstel.com and clicking on “Investor Relations” and then on “Corporate Governance.”

Compensation Committee

The Compensation Committee, among other things:

•	Reviews and approves performance goals and objectives for executive officers, and recommends to the Board of Directors the compensation level of our executive officers;

•	Reviews and makes recommendations to our Board of Directors with respect to our equity incentive plans;

•	Administers and makes grants under our 2004 Equity Incentive Plan; and

•	Establishes and reviews general policies relating to compensation and benefits of our employees.

This committee held six meetings during the last fiscal year.

See the “Report of the Compensation Committee” contained elsewhere in this proxy statement. The members of the Compensation Committee are all independent directors under applicable American Stock Exchange rules. The Compensation Committee operates under a written charter previously filed with the Securities and Exchange Commission. A copy of the charter can be viewed by visiting Axesstel’s website at www.axesstel.com and clicking on “Investor Relations” and then on “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors. No member of the Compensation Committee is a former officer of Axesstel.

Nominating and Governance Committee

The Nominating and Governance Committee, among other things:

•	identifies, evaluates and recommends nominees to our Board and committees of our Board;

•	conducts searches for appropriate directors;

•	evaluates the performance of our Board and of individual directors;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	makes recommendations to our Board concerning corporate governance matters.

This committee held four meetings during the last fiscal year.

The members of the Nominating and Governance Committee are all independent directors under applicable American Stock Exchange rules. The Nominating and Governance Committee operates under a written charter previously filed with the Securities and Exchange Commission. A copy of the charter can be viewed by visiting Axesstel’s website at www.axesstel.com and clicking on “Investor Relations” and then on “Corporate Governance.”

BOARD MEMBER INDEPENDENCE

Our Board has affirmatively determined that, except as noted below, all of the members of our Board are “independent” under the criteria established by the American Stock Exchange for independent board members. In addition, our Board of Directors has determined that the members of the Audit Committee meet the additional independence criteria required for audit committee membership.

Marvin Tseu, our Chief Executive Officer, and Mike H.P. Kwon, our Founder and Honorary Chairman, are not considered independent because they are currently our employees.

CORPORATE GOVERNANCE

Our policies and practices reflect corporate governance initiatives that are designed to be compliant with the listing standards of the American Stock Exchange and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	A majority of the members of our Board are independent of our company and our management;

•	All members of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee are independent;

•	The independent members of our Board meet regularly without the presence of management;

•	We have a clear code of ethics that applies to our principal executive officers, our directors and all of our employees, and is monitored by our audit committee;

•	The charters of the committees of our Board clearly establish respective roles and responsibilities of each committee; and

•

We have a hotline available to all employees, and our audit committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls, or auditing matters.

BOARD EFFECTIVENESS

It is important that the Board and its committees are performing effectively and in the best interests of Axesstel and its stockholders. Toward that end, the Board performs an annual self-assessment, led by the Chair of the Nominating and Governance Committee, to evaluate its effectiveness in fulfilling its obligations.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

Our directors are strongly encouraged to attend the annual meeting of stockholders. All of our directors attended our 2006 annual meeting.

EXECUTIVE SESSIONS

Our independent directors meet in executive session without management present at least twice a year.

CODE OF ETHICS

Our Board adopted a “Code of Ethics for Directors, Officers and Employees” that applies to our directors and all employees, including our executive officers. Our Code of Ethics can be found on the Investor Relations section of our website at www.axesstel.com. In the event we make any amendments to, or grant any waivers of, a provision of the Code of Ethics that applies to our principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefor on a Form 8-K or on our next periodic report.

CONSIDERATION OF DIRECTOR NOMINEES

Director Qualifications

The Nominating and Governance Committee believes that new candidates for director should be evaluated according to certain guidelines, including having the knowledge, capabilities, experience and contacts that complement those currently existing within our company; ability and qualifications to provide our management with an expanded opportunity to explore ideas, concepts and creative approaches to existing and future issues, and to guide management through the challenges and complexities of building a quality company; ability to meet contemporary public company board standards with respect to general governance; stewardship, depth of review, independence, financial certification, personal integrity and responsibility to stockholders; genuine desire and availability to participate actively in the development of our future; and an orientation toward maximizing stockholder value in realistic time frames. The committee also intends to consider for new Board members such factors as ability to contribute strategically through relevant industry background and experience, on either the vendor or the end user side; strong current industry contacts; ability and willingness to introduce and open doors to executives of potential customers and partners; independence from our company and current Board members; and a recognizable name that would add credibility and value to our company and its stockholders. The committee may modify these guidelines from time to time.

Evaluating Nominees for Director

The Nominating and Governance Committee reviews candidates for director nominees in the context of the current composition of our Board of Directors, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the committee currently considers, among other factors, diversity, age, skills, and such other factors as it deems appropriate given the current needs of our Board of Directors and our company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews such directors’ overall service to our company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the committee also determines whether the nominee must be independent, which determination is based upon applicable listing standards of the American Stock Exchange, applicable SEC rules and regulations and the advice of counsel, if necessary. The committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board of Directors. The committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to our Board of Directors by majority vote. To date, neither the Nominating and Governance Committee nor any predecessor to the committee has paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, neither the Nominating and Governance Committee nor any predecessor to the committee has rejected a director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

Stockholder Nominations

The Nominating and Governance Committee applies the same guidelines (described above) to stockholder nominees as applied to nominees from other sources. Any stockholder who wishes to recommend for the Nominating and Governance Committee’s consideration a prospective nominee to serve on our Board of Directors may do so by giving the candidate’s name and qualifications in writing to our Chairman of the Board at the following address: Axesstel, Inc., 6815 Flanders Drive, Suite 210, San Diego, California 92121.

COMMUNICATIONS WITH DIRECTORS

The Board has adopted a formal process by which stockholders may communicate with our Board of Directors. The Board recommends that stockholders initiate any communications with the Board in writing and send them in care of the Secretary by mail to our offices, 6815 Flanders Drive, Suite 210, San Diego, CA 92121. This centralized process will assist the Board of Directors in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed the Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed the Secretary, prior to forwarding any correspondence, to review such correspondence and, in his or her discretion, not to forward certain items if they are deemed of a personal, illegal, commercial, offensive or frivolous nature or otherwise inappropriate for the Board’s consideration.

EXECUTIVE OFFICERS

Set forth below are the names and certain information about our current executive officers.

Name	Age	Position(s)	Officer Since
Marvin Tseu	58	Chief Executive Officer	2006
H. Clark Hickock	51	Chief Operating Officer	2005
Patrick Gray	46	Chief Financial Officer and Secretary	2004
Murray Kawchuk	45	Senior Vice President of Sales and Corporate Marketing	2006
Stephen Sek	41	Chief Technology Officer	2006

Marvin Tseu was appointed to serve as our Chief Executive Officer in May 2006. See his biography above.

H. Clark Hickock joined Axesstel in May 2005 as Chief Operating Officer and is responsible for all areas of operations including global contract manufacturing, supply chain, procurement, quality control and product cost reduction and new product introductions. From 2004 to 2005, Mr. Hickock was Executive Vice President (EVP) of Global Operations for Cherokee International Corporation, responsible for operations and supply chain management in the U.S., Mexico, China and Europe. From 1994 to 2004, Mr. Hickock served as EVP of Global Operations for REMEC, Inc., where he managed an international team of over 4,000 in the manufacturing services business unit, new product introduction, and supply chain. From 1978 to 1994, Mr. Hickock was Director of Materials of E-systems Inc., an aerospace and defense division of Raytheon Company, where he managed the material and subcontract department. Mr. Hickock holds a B.A. from the University of Texas.

Patrick Gray joined Axesstel in March 2004 and was named Chief Financial Officer in February 2007. From 1996 to 2004, he performed various finance and accounting roles including serving as VP-Corporate Controller and VP-Controller of Global Operations at REMEC Inc. Mr. Gray holds an M.B.A. from Pepperdine University and a B.S. in Business Administration with a concentration in accounting from California State University, Northridge.

Murray Kawchuk joined Axesstel in November 2006 as senior vice president of sales and corporate marketing. From 1992 to 2006, Mr. Kawchuk held various positions with Nokia Mobile Phones including vice president, product marketing – Americas, and later of vice president of sales in the USA. In his role as vice president, Mobile Phones Business Lines – North America, he was responsible for operations and profitability for the core USA device business. As vice president and general manager of Nokia’s Latin America device businesses, Mr. Kawchuk was responsible for developing market share and presence in diverse markets. Mr. Kawchuk holds a bachelor of commerce (finance - honors) from the University of Manitoba, Canada, and an MBA from the University of Western Ontario, Canada.

Stephen Sek joined Axesstel in November 2006 as chief technology officer. Mr. Sek most recently served as the director of technology and standards at Novatel Wireless, a San Diego-based provider of wireless broadband access solutions for the worldwide mobile communications market. He was responsible for leading the office of the CTO, the patent committee, the company’s technology realization, and product introduction in all technologies to customers. At Novatel Wireless from August 2000 through October 2006, he also served as director, systems, test and accreditation engineering, general manager of Asia Pacific, and director of customer technical solutions and technologies. Responsibilities included heading the company-wide systems engineering, regulatory and industrial product accreditation, carriers’ product certification and releases for all technologies in all products and form factors. Mr. Sek holds a bachelor of science degree from Boston University and a master of science degree in electrical engineering from the University of Southern California.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy. We compensate our executive offers through a mix of base salary, bonus and equity compensation. Our compensation policies are designed to be competitive with comparable employers and to align management’s incentives with both near term and long-term interests of our stockholders.

We have traditionally used informal methods of benchmarking our executive compensation, based on the experience of our directors or in some cases third party studies of industry standards. Our executive employment agreements were negotiated on a case by case basis, with attention being given to the amount of compensation necessary to make a competitive offer and the relative compensation among our executive officers.

In February 2007, our Compensation Committee retained an independent consultant, Towers Perrin, to advise us with respect to benchmarking our current compensation package against comparable competitors, the allocation of compensation among base, bonus and equity compensation and the establishment of appropriate standards for performance based compensation. We expect to work with Towers Perrin during 2007 on the implementation of compensation policies based on the information derived from that benchmarking.

Base Salaries. We want to provide our senior management with a level of assured cash compensation in the form of base salary that facilitates an appropriate lifestyle given their professional status and accomplishments. For our incoming chief executive officer, we established a base salary in May 2006, the beginning of his employment of $350,000 per annum. For our incoming Senior-Vice President of Sales and Corporate Marketing and our Chief Technology Officer we agreed to base salaries in October 2006 of $250,000 and $200,000, respectively. We have not yet determined what base salaries will be for the ensuing year following the anniversary of these employment agreements. Similarly, we have established a base salary of $250,000 per annum for our chief operating officer. These ranges were not objectively determined, but instead reflect levels that we concluded were appropriate based upon our general experience. With respect to our senior vice president of finance, we increased his base salary during 2006 to $190,000 in order to bring his compensation in line with what we believe was an appropriate level for principal accounting officers at comparable companies.

Incentive Compensation. Our practice is to award cash bonuses based upon performance objectives. Our chief executive officer’s employment agreement specifies that he will be eligible for the award of a cash bonus of $250,000 based on achievement at budget of performance targets. Subsequent to that time we developed a 2006 Executive Bonus Plan which provides certain executive officers and non-executive officers, in addition to the chief executive officer, the ability to earn cash bonuses in an amount equal to 30% their base salary, based on the achievement of performance targets. Performance targets are set annually by the Compensation Committee, in the case of our chief executive officer. For the other executive offers, performance targets are recommended by our chief executive officer, subject to approval by the Compensation Committee.

For 2006, the performance targets were based on achieving revenue and operating income targets. The Compensation Committee determined that the Company’s performance in the first quarter did not justify a cash bonus. Accordingly performance targets were established based on the second through fourth quarters, and the amount cash bonuses payable upon meeting the performance targets was reduced to 75% to factor out performance from the first quarter. The performance targets were established on a “dual trigger” basis where both the minimum revenue and minimum operating income target must be met for any bonus to be payable. One-half of the incentive compensation was payable in connection with the revenue target and the other half was payable on attaining the operating income target.

The revenue target for 2006 was $105.5 million. Under the plan, participants received 100% of the target bonus at revenue levels of $105.1 million or above; 80% of the target bonus at revenue levels of $94.7 million; and a prorated target bonus between 80% and 100% for revenue between $94.7 million and $105.1 million. The operating income target for 2006 was a range between $1,000,000 and $1,499,999. Participants received 80% of target bonus if operating income ranged from $0 to $999,999; 100% if operating income ranged from $1,000,000 to $1,499,999; 125% if operating income ranged from $1,500,000 to $2,999,999; and 150% if operating income was over $3,000,000.

Pursuant to his employment agreement, Mr. Kawchuk is entitled to cash bonuses on the achievement of specified performance targets. We agreed to guarantee Mr. Kawchuk the cash bonus for his first two quarterly targets. For 2007, the Compensation Committee established Mr. Kawchuk’s performance targets based upon net sales generated during the year, in accordance with the following table:

Performance Target	Cash as % of Base
80%	50%
100%	100%
120%	150%
140%	200%

These percentages were selected because of their correlation to Axesstel’s operating plan and to levels that we subjectively concluded were appropriate “threshold” and “stretch” goals.

For the remaining executive officers in 2007, we expect to offer our executive officers incentive compensation similar to the 2006 Executive Compensation Plan. Our Compensation Committee has engaged a consultant to provide benchmarking information as well as recommendations concerning target thresholds for 2007 executive compensation. We expect to complete that evaluation in the second quarter of 2007.

Equity Compensation. Historically, the primary form of equity compensation that we awarded consisted of non-qualified stock options. We selected this form because of the favorable accounting and tax treatments and the near universal expectation by employees in our industry that they would receive stock options. However, beginning in 2006 the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123(R), making the accounting treatment of stock options less attractive. As a result, we are evaluating our continued use of stock options versus alternative equity compensation.

Our historical practice has been to grant executive officers stock options in connection with their initial hiring. The amount of these options was determined on the basis of one on one negotiations with the executive officers. In 2006, we granted additional options to some of our executive officers. In making that award we considered the pricing of their vested options, and the economic incentive represented by those options. We expect to continue to use equity compensation, both share grants and equity grants as part of our overall compensation plan.

The Compensation Committee generally tries to meet quarterly on the third business day following the Company’s earning release for the prior period. Options are generally granted and priced on the meeting date. This timing is intended to ensure that current information is available and reflected in the market price for our common stock.

Severance Benefits. We are generally an at will employer, but have negotiated severance benefits with certain of our executive officers on a case by case basis in connection with their employment agreements. Specific severance benefits granted to our named executive officers are discussed, in connection with their employment agreements below.

Retirement Plans. Axesstel has never maintained a defined benefit pension plan. Axesstel maintains a 401(k) plan. Axesstel has the right to make contributions to the 401(k) plan, but has not done so to date, and has no immediate intention of making contributions.

Perquisites and Other Benefits. The primary perquisite provided to our executive officers is an automobile allowance. Our Founder and Honorary Chairman was provided with an interest in life insurance policies that have been purchased and maintained by the Company. We have also agreed to provide certain club membership benefits for our Senior Vice President of Sales. The amounts of these benefits are included in the Summary Compensation Table. In addition, our executive officers participate in Axesstel’s other benefit plans, including medical, dental and long term disability insurance, on the same terms as other employees.

Board Process. The Compensation Committee of the Board of Directors has been delegated the authority to approve all compensation and awards to executive officers. The Compensation Committee generally meets at least quarterly to review issues related to performance and compensation for new and existing officers. The Compensation Committee also, on its own initiative reviews the performance and compensation of the Company’s executive officers following discussions with those individuals and, where it deems appropriate. The Compensation Committee has the authority to retain independent consulting services to assist it in benchmarking the Company’s compensation levels against the marketplace and in developing the Company’s base and performance compensation targets in accordance with the Company’s general compensation philosophy and goals. With respect to equity compensation awarded to the executive officer and others, the Compensation Committee acts as the administrator under the Company’s 2004 Equity Incentive Plan and has the authority under the plan to grant restricted stock or stock options. Generally equity grants are based upon the recommendation of the chief executive officer, with the Compensation Committee retaining ultimate authority to accept, reject or modify the chief executive officer’s recommendation.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION*

The Compensation Committee of our Board of Directors is comprised of independent non-employee directors and operates pursuant to a written charter. A copy of the charter can be viewed by visiting Axesstel’s website at www.axesstel.com and clicking on “Investor Relations” and then on “Corporate Governance.” The Compensation Committee is responsible for setting and overseeing the administration of the policies governing annual compensation of Axesstel’s executive officers. The Compensation Committee reviews the performance and compensation levels for executive officers, including our chief executive officer, and sets salary levels.

The Compensation Committee has reviewed and discussed with Axesstel’s management the “Compensation Discussion and Analysis” included earlier in this proxy statement. Based upon such review and analysis, the Compensation Committee recommended to the Board that Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board

COMPENSATION COMMITTEE

Dr. Seung Taik Yang (Chair)

Jai Bhagat

Bryan B. Min

*	The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

SUMMARY COMPENSATION TABLE

The following table sets forth all compensation awarded to, earned by, or paid to our named executive officers during the fiscal year ended December 31, 2006. Individuals we refer to as our “named executive officers” include our Chief Executive Officer (and any individual serving in that capacity during the last fiscal year), our Chief Financial Officer and the four other most highly compensated executive officers whose salary and bonus for services rendered in all capacities exceeded $100,000 during the fiscal year ended December 31, 2006.

2006 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus (6) ($)	Stock Awards (7) ($)	Option Awards (8) ($)	Non-Equity Incentive Plan Compensation (9) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (10) ($)	Total ($)
Marvin Tseu,(1)	2006	$218,750	$50,000	$—	$100,613	$151,538	$—	$10,500	$531,401
Chief Executive Officer

Mike H.P. Kwon,(2)	2006	$312,760	$—	$—	$—	$—	$—	$574,050	$886,810
Chief Executive Officer (former)

H. Clark Hickock,	2006	$250,000	$—	$11,500	$2,201	$45,461	$—	$12,000	$321,162
Chief Operating Officer

Patrick Gray,	2006	$190,000	$—	$—	$2,201	$34,551	$—	$12,000	$238,752
Chief Financial Officer

Stephen Sek,(3)	2006	$39,487	$—	$—	$12,120	$—	$—	$2,500	$54,107
Chief Technology Officer

Lixin Cheng,(4)	2006	$135,417	$—	$—	$—	$—	$—	$268,500	$403,917
Chief Sales Officer (former)

Murray Kawchuk,(5)	2006	$49,359	$50,000	$—	$21,547	$50,000	$—	$3,450	$174,356
Senior Vice President of Sales and Corporate Marketing

(1)	Mr. Tseu commenced employment in May 2006.
(2)	Mr. Kwon resigned from his position as Chief Executive Officer effective May 16, 2006.
(3)	Mr. Sek commenced employment in October 2006.
(4)	Mr. Cheng resigned from his position as Chief Sales Officer effective July 15, 2006.
(5)	Mr. Kawchuk commenced employment in October 2006.
(6)	Mr. Tseu and Mr. Kawchuk received $50,000 signing bonuses.
(7)	Stock award valued based on the fair value of the grant based of the closing market price on the day of grant per SFAS 123R.
(8)	Stock options awards valued based on the estimated fair value on the date of grant using the Black-Scholes option valuation model per SFAS 123R.
(9)	Non-equity incentive plan compensation payment per the Executive Management Compensation Plan.
(10)	Amounts in this column include the following: for Mr. Tseu: automobile allowance of $10,500; for Mr. Kwon: separation and general release agreement related to employment agreement of $540,000, automobile allowance of $17,880, and life insurance coverage of $16,170; for Mr. Hickock: automobile allowance of $12,000; for Mr. Gray: automobile allowance of $12,000; for Mr. Sek: automobile allowance of $2,500; for Mr. Cheng: separation and general release agreement related to employment agreement of $268,500; and for Mr. Kawchuk: automobile allowance of $2,000 and monthly club fees of $1,450.

GRANTS OF PLAN BASED AWARDS

The following table sets forth certain information with respect to grants of plan based awards to the individuals named in the Summary Compensation Table during the fiscal year ended December 31, 2006.

2006 GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards
		Threshold ($)		Target ($)		Maximum ($)
Marvin Tseu	5/16/06 8/16/06	$ $	— 150,000	$ $	— 187,500	$ $	— 234,375	— —	700,000 —	$ $	1.16 —	$ $	517,440 —
Mike H.P. Kwon	—		$—		$—		$—	—	—		$—		$—
H. Clark Hickock	5/23/06		$—		$—		$—	10,000			$1.15		$11,500
	8/16/06		$45,000		$56,250		$70,313	—	—		$—		$—
	11/13/06		$—		$—		$—		70,000		$1.99		$79,230
Patrick Gray	8/16/06		$34,200		$42,750		$53,438	—	—		$—		$—
	11/13/06		$—		$—		$—	—	70,000		$1.99		$79,230
Lixin Cheng	—		$—		$—		$—	—	—		$—		$—
Murray Kawchuk	10/20/06		$50,000		$50,000		$50,000	—	400,000		$1.70		$387,847
Stephen Sek	10/20/06		$—		$—		$—	—	225,000		$1.70		$218,164

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Marvin Tseu	—	700,000	—	$1.16	5/16/2016	—	$—	$—	$—
Mike H.P. Kwon	65,974	—	—	$0.07	5/1/2012	—	$—	$—	$—
	104,500	—	—	$0.60	9/16/2012	—	$—	$—	$—
	300,000	—	—	$3.41	6/16/2015	—	$—	$—	$—
H. Clark Hickock	270,000	—	—	$3.35	4/28/2015	10,000	$19,500	$—	$—
	—	70,000	—	$1.99	11/13/2016	—	$—	$—	$—
Patrick Gray	50,000	—	—	$2.25	3/15/2014	—	$—	$—	$—
	50,000	—	—	$3.25	12/31/2014	—	$—	$—	$—
	—	70,000	—	$1.99	11/13/2016	—	$—	$—	$—
Lixin Cheng	200,000	—	—	$2.15	3/31/2007	—	$—	$—	$—
	50,000	—	—	$3.25	3/31/2007	—	$—	$—	$—
Murray Kawchuk	—	400,000	—	$1.70	10/20/2016	—	$—	$—	$—
Stephen Sek	—	225,000	—	$1.70	10/20/2016	—	$—	$—	$—

2006 OPTION EXERCISES AND STOCK VESTED TABLE

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Marvin Tseu	—	$—	—	$—
Mike H.P. Kwon	47,677	$56,736	—	$—
H. Clark Hickock	—	$—	10,000	$11,500
Patrick Gray	—	$—	—	$—
Lixin Cheng	—	$—	—	$—
Murray Kawchuk	—	$—	—	$—
Stephen Sek	—	$—	—	$—

DIRECTOR COMPENSATION

Each of our non-employee directors is compensated in the amount of $7,500 per calendar quarter. Commencing effective July 1, 2006, any non-employee director serving as Chairman of the Board is paid an additional $7,500 per calendar quarter, and the director serving as Chairman of the Audit Committee is paid an additional $2,500 per calendar quarter. It is also our policy to reimburse our directors for their reasonable out-of-pocket expenditures.

Each non-employee director is entitled to an award of 45,000 restricted shares of our common stock on the date of the election of such director to the Board or upon a later date of acceptance. One-third of these shares vest on the date of grant, and an additional one-third of these shares will vest on each of the first and second anniversaries of the date of grant. In addition, on the third anniversary of joining the board and each subsequent anniversary, each then-serving non-employee director will receive a fully vested option to purchase 15,000 shares of common stock with an exercise price equal to the fair market value of the common stock on the date of grant and expiring ten years after the date of grant, subject to earlier termination as provided in the 2004 Equity Incentive Plan, but will vest as if the shares were granted on the date of the appointment or election of such director to the board or the later date of acceptance, if applicable. Commencing effective July 1, 2006, any non-employee director serving as our Board’s Chairman will also receive an additional award of 45,000 restricted shares of common stock, which will vest as to 15,000 shares on the date of his commencement in the capacity of Chairman of the Board and 15,000 shares on each of the first and second anniversary of that date, provided the Chairman has continually served in that capacity during that period of time. The Chairman will also receive an additional option to purchase 15,000 shares of common stock to be granted on each anniversary of such director’s election as Chairman commencing on the third anniversary of such election and continuing for so long as the director continues to serve as Chairman. See the description of our 2004 Equity Incentive Plan in “Stock Incentive Plans” below.

2006 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Marvin Tseu	$—	$—	$—	$—	$—	$—	$—
Bryan Min	$45,000	$58,500	$—	$—	$—	$—	$103,500
Jai Bhagat	$35,000	$—	$14,700	$—	$—	$—	$49,700
Osmo A. Hautanen	$30,000	$35,700	$—	$—	$—	$—	$65,700
Dr. Seung Taik Yang	$30,000	$—	$15,450	$—	$—	$—	$45,450
Mike H.P. Kwon	$—	$—	$—	$—	$—	$—	$—
Åke Persson	$30,000	$57,750	$—	$—	$—	$—	$87,750

(1)	Stock award valued based on the fair value of the stock award based of the closing market price on the day of grant per SFAS 123R.
(2)	Stock options awards valued based on the estimated fair value on the date of grant using the Black-Scholes option valuation model per SFAS 123R.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

AND CHANGE-IN-CONTROL ARRANGEMENTS

EMPLOYMENT CONTRACTS

Marvin Tseu

On May 16, 2006, we entered into an employment agreement with Mr. Tseu pursuant to which he is employed as our Chief Executive Officer. The agreement provided for (i) a sign-on bonus of $50,000; (ii) an annual base salary of $350,000; and (iii) a performance bonus opportunity targeted at $250,000 annually. Mr. Tseu was also granted, effective May 16, 2006, an option to purchase 700,000 shares of our common stock at an exercise price equal to $1.16 (the per-share closing price of our common stock on the date of grant), which shall vest as to one-third of the shares on the first anniversary of the grant and one-twelfth of the shares each quarter thereafter until the option is fully vested. He is also eligible to participate in our employee benefit programs.

H. Clark Hickock

We entered into a letter agreement, dated as of April 27, 2005, with Mr. H. Clark Hickock pursuant to which Mr. Hickock joined us as an employee in April 2005, and assumed full duties as our Chief Operating Officer in May 2005.

The agreement provided for a base salary of $250,000 and the grant of options to purchase 270,000 shares of our common stock and a restricted stock award of 30,000 shares of our common of which 10,000 shares were granted on May 23, 2005 and May 23, 2006. Mr. Hickock also receives a vehicle allowance of $1,000 per month.

The agreement includes a termination provision stating that if we terminate Mr. Hickock’s employment without cause, we will be obligated to pay Mr. Hickock a severance benefit equivalent to 12 months’ base salary and to accelerate any unvested options. Consequently, if we had released Mr. Hickock as of December 31, 2006, the severance related expenses due to Mr. Hickock would have been valued at $250,000. None of Mr. Hickock’s unvested options were in the money as of December 31, 2006.

Patrick Gray

We entered into a letter agreement, dated as of February 11, 2004, with Mr. Gray under which Mr. Gray is employed as Vice President, Controller. The letter agreement originally provided for a base salary of $130,000 and the grant of an option to purchase 50,000 shares of our common stock. In December 2004, the compensation committee voted to increase Mr. Gray’s current annual base salary to $165,000 as of December 31, 2004, and the committee granted to Mr. Gray an additional option to purchase 50,000 shares of our common stock. In December 2005, Mr. Gray assumed the position of Senior Vice President Finance and Corporate Controller, and the compensation committee approved an increase of Mr. Gray’s annual base salary to $190,000 and payment of a monthly vehicle allowance of $1,000. In February 2007, Mr. Gray was appointed our Chief Financial Officer.

Murray Kawchuk

On October 20, 2006, we entered into an employment agreement with Murray Kawchuk pursuant to which he became Senior Vice President of Sales and Corporate Marketing of Axesstel and received (i) a sign-on bonus of $50,000; (ii) an annual base salary of $250,000; (iii) a performance bonus opportunity targeted at $250,000 annually; (iv) a car allowance of $1,000 per month; and the company agreed to reimburse Mr. Kawchuk for certain club membership fees. Mr. Kawchuk was also granted, effective October 20, 2006, an option to purchase 400,000 shares of our common stock at an exercise price equal to $1.70 (the per share closing price of our common stock on the date of grant), which shall vest as to one-third of the shares on the first anniversary of the grant and one-twelfth of the shares each quarter thereafter until the option is fully vested. Mr. Kawchuk will also be eligible to participate in our employee benefit programs.

Stephen Sek

On October 20, 2006, we entered into an employment agreement with Stephen Sek pursuant to which he became Axesstel’s Chief Technology Officer and will receive (i) an annual base salary of $200,000; (ii) a car allowance of $1,000 per month; and (iii) a performance bonus opportunity targeted at $60,000 annually. Mr. Sek was also granted, effective October 20, 2006, an option to purchase 225,000 shares of our common stock at an exercise price equal to $1.70, which shall vest as to one-third of the shares on the first anniversary of the grant and one-twelfth of the shares each quarter thereafter until the option is fully vested, Mr. Sek will also be eligible to participate in our employee benefit programs.

Under the agreement, we have agreed to pay Mr. Sek one year’s base salary from the date of his hire in October 2006. Consequently if we terminate Mr. Sek prior to October 2007 other than for cause, we will be required to continue to pay his base salary through October 2007. If we had released Mr. Sek effective as of December 31, 2006, the severance related benefits due to Mr. Sek would have been valued at approximately $176,000.

Mike H.P. Kwon

On January 5, 2004, we entered into an employment agreement with Mike H.P. Kwon under which Mr. Kwon was employed as our Chief Executive Officer. The agreement provided for a base salary of $265,000, which was subsequently increased to $360,000. Under the agreement, Mr. Kwon was eligible for an annual performance bonus under the terms of our incentive compensation plans that may be adopted from time to time. Mr. Kwon was also entitled to a vehicle allowance of $1,490 per month, and we were obligated to obtain and maintain one or more life insurance policies for Mr. Kwon, payable to his designated beneficiaries, with an aggregate death benefit of $5,000,000. The agreement also included a termination provision stating that if we terminated Mr. Kwon’s employment without cause, or if Mr. Kwon terminates his employment for good reason, we would be obligated to pay to Mr. Kwon a severance benefit equivalent to 18 months base salary in one lump-sum payment, and all of his outstanding stock options and any other equity awards granted to him would immediately vest in full. Mr. Kwon resigned as Chief Executive Officer on May 16, 2006.

On May 16, 2006, we entered into a separation and general release agreement (“Separation Agreement”) with Mr. Kwon pursuant to which his employment as our Chief Executive Officer and his Employment Agreement dated as of January 5, 2004 was terminated. Under the Separation Agreement and in exchange for a general release of claims, Mr. Kwon was entitled to receive a lump sum payment of $540,000, less applicable taxes (“Separation Payment”), and all outstanding stock options and other equity awards issued to Mr. Kwon were vested in full and became immediately exercisable and will remain so for the remainder of the respective terms of each such award. Concurrent with the effectiveness of the Separation Agreement, Mr. Kwon entered into an offer of employment with us to serve as founder—a position that is not an executive office. Mr. Kwon also loaned to us the principal sum of $346,950, an amount equal to the Separation Payment less applicable withholding taxes, under the terms of a promissory note dated May 16, 2006 (“Note”). The principal balance under the Note bears interest at the Prime Rate plus one percent and all amounts outstanding under the Note are due and payable on the earlier of the date Mr. Kwon’s employment with us is terminated, whether voluntarily or involuntarily, or May 15, 2008.

Lixin Cheng

On June 30, 2006, we entered into a separation and general release agreement with Mr. Cheng and agreed to terminate his employment as our Chief Sales Offer effective July 15, 2006. On that date, we have agreed to provide him with the following severance benefits: (i) payment of a lump sum equal to 12 months’ base salary and car allowance; (ii) payment on his behalf of premiums necessary to continue his health coverage for a period of up to 12 months or until he became eligible under a new plan; and (iii) retention of his personal computer and cell phone. In addition, all outstanding stock options awarded to Mr. Cheng will remain outstanding and exercisable until March 31, 2007.

EQUITY INCENTIVE PLANS

STOCK INCENTIVE PLANS

As of December 31, 2006, we had an aggregate of 1,080,204 shares of common stock available for issuance under our stock incentive plans. In addition, we assumed stock options and compensatory stock warrants exercisable for an aggregate of 4,382,565 shares in connection with our acquisition of Axesstel California, 93,949 of which were outstanding as of December 31, 2006. The following is a description of our plans.

EQUITY INCENTIVE PLAN

The 2004 Equity Incentive Plan, which we refer to as our 2004 Equity Plan, was adopted by our board of directors in September 2004 and by our stockholders in November 2004. As of December 31, 2006, 305,000 restricted shares of common stock and options to purchase 2,857,000 shares of our common stock have been granted pursuant to the 2004 Equity Plan.

Share Reserve. Under the 2004 Equity Plan, we have initially reserved for issuance an aggregate of              shares. The Prior Plans discussed below are longer available for new grants, and the initial share reserve under the 2004 Equity Plan is adjusted downward to the extent that shares are issued upon exercise of options under the Prior Plans. Subject to a maximum of 11,593,842 shares that can be subject to the 2004 Equity Plan in the aggregate, the number of shares subject to the 2004 Equity Plan will increase each year by the least of:

•	three percent of our then outstanding shares;

•	750,000 shares; or

•	a number of shares determined by the Board.

Administration. The 2004 Equity Plan may be administered by the Board or a committee of the Board. In the case of awards intended to qualify as “performance-based-compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, or the Code, the committee will consist of two or more outside directors within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each award, the exercisability of the awards and the form of consideration payable upon exercise. The administrator also has the power to implement an award transfer program, whereby awards may be transferred to a financial institution or other person or entity selected by the administrator, and an exchange program whereby outstanding awards are surrendered or cancelled in exchange for awards of the same type, which may have lower exercise prices and different terms. Our Board has delegated administration of the 2004 Equity Plan to our compensation committee.

Eligibility. Awards under the 2004 Equity Plan may be granted to any of our employees, directors or consultants or those of our affiliates.

Options. With respect to nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and incentive stock options, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. In addition, the exercise price for any incentive stock option granted to any employee owning more than 10% of our common stock may not be less than 110% of the fair market value of our common stock on the date of grant. The term of any stock option may not exceed ten years, except that with respect to any participant who owns 10% or more of the voting power of all classes of our outstanding capital stock, the term for incentive stock options must not exceed five years.

Stock Awards. The administrator may determine the number of shares to be granted and impose whatever conditions to vesting it determines to be appropriate, including performance criteria. The criteria may be based on financial performance, personal performance evaluations and/or completion of service by the participant. The administrator will determine the level of achievement of performance criteria. Unless the administrator determines otherwise, shares that do not vest typically will be subject to forfeiture or to our right of repurchase, which we may exercise upon the voluntary or involuntary termination of the participant’s service with us for any reason, including death or disability.

Stock Appreciation Rights. We may pay the appreciation either in cash, shares of our common stock with equivalent value, other property or some combination of the foregoing, as determined by the administrator.

Cash Awards. The administrator will establish the performance criteria and level of achievement versus these criteria, which will determine the target and the minimum and maximum amount payable under a cash award. The criteria may be based on financial performance and/or personal performance evaluations.

Adjustments upon Merger or Change in Control. The 2004 Equity Plan provides that in the event of a merger with or into another corporation or a “change in control,” including the sale of all or substantially all of our assets, and certain other events, our Board (or a committee of the Board) may, in its discretion, provide for some or all of:

•	assumption or substitution of, or adjustment to, each outstanding award;

•	acceleration of the vesting of options and stock appreciation rights;

•	termination of any restrictions on stock awards or cash awards; or

•	cancellation of awards in exchange for a cash payment to the participant.

Amendment and Termination. The administrator has the authority to amend, alter or discontinue the 2004 Equity Plan, subject to the approval of the stockholders, but no amendment will impair the rights of any award, unless mutually agreed to between the participant and the administrator.

OTHER PLANS

Prior Plans

Prior to the adoption of the 2004 Equity Plan, our Board adopted three stock option plans reserving a total of 2,893,842 shares, which we refer to as the Prior Plans. The Prior Plans were adopted on September 16, 2002 (911,671 shares), March 5, 2003 (982,171 shares) and September 29, 2003 (1,000,000 shares). Options with respect to 1,217,024 shares are outstanding under the Prior Plans as of December 31, 2006. Each of these plans provides for the issuance of non-statutory stock options to our employees, directors and consultants, with an exercise price equal to the fair market value of our common stock on the date of grant. All options granted under the Prior Plans vested quarterly over three years. Our Board delegated authority to grant options under the Prior Plans to a special stock option committee consisting of one director, Mike H.P. Kwon. Mr. Kwon did not however have authority to grant options to himself. In late 2002 and early 2003, the stock option committee issued options for 164,000 shares to certain employees at a price below fair market value to satisfy promises made to such employees. These grants were subsequently ratified by our full Board of Directors. No additional options may be granted under the Prior Plans.

Assumed Options and Warrants

In connection with our acquisition of Axesstel California, we assumed stock options and warrants granted to employees, directors and consultants for an aggregate of 4,382,565 shares. As of December 31, 2006, 93,949 of these options and warrants remain outstanding. Our Board of Directors determined to accelerate the vesting of all outstanding options upon our assumption of those options.

EQUITY COMPENSATION PLAN INFORMATION

The following table describes our equity compensation plans as of December 31, 2006:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities referenced in column (a)) (c)
Equity compensation plans approved by our stockholders	2,857,000		$2.25	1,080,204
Equity compensation plans not approved by our stockholders	1,724,274	(1)	$2.17	—

(1)

Includes (i) options to purchase 27,975 shares of common stock with a weighted average exercise price of $0.26 per share, all of which options were granted pursuant to the 2001 Stock Option Plan of Axesstel California and assumed by us in connection with the Corporate Combination Agreement between our company (then known as Miracom Industries, Inc.) and Axesstel California; (ii) options to purchase 1,217,024 shares of common stock granted pursuant to our stock option plans established by our board of directors in September 2002, March 2003 and September 2003 with a weighted average exercise price of $2.00 per share; (iii) 413,301 shares of common stock subject to warrants issued to various consultants for services and various equity financings with a weighted average exercise price of $3.12 per share; and (iv) 65,974 shares of common stock subject to a warrant issued to Mike H.P. Kwon with an exercise price of $0.07 per share which warrant was assumed by our company in connection with the Corporate Combination Agreement between Miracom and Axesstel California.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of March 31, 2007 by:

•	each person we know to be the beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each executive officer listed in the Summary Compensation Table;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

The percentage of beneficial ownership is based on 22,866,266 shares outstanding on March 31, 2007. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of March 31, 2007 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address:(1)	Number of Shares Beneficially Owned	Percent of Class
Directors and Executive Officers:
Mike H.P. Kwon(2)	3,185,805	13.7%
H. Clark Hickock(3)	310,000	1.3%
Patrick Gray(4)	105,000	*
Lixin Cheng	30,000	*
Jai Bhagat(5)	60,000	*
Osmo A. Hautanen	45,000	*
Bryan B. Min(6)	60,000	*
Åke Persson	45,000	*
Marvin Tseu(7)	243,333	1.1%
Seung Taik Yang(8)	60,000	*
Murray Kawchuk	0	*
Stephen Sek	0	*
All current executive officers and directors as a group (12 persons)	4,144,218	17.3%
5% or Greater Stockholders:
Potomac Capital Management LLC(9) 825 Third Avenue 33rd Floor New York, NY 10022	1,686,926	7.4%
Stephens Investment Management(9) One Sansome Street, Suite 200 San Francisco, CA 94104	2,337,900	9.8%
Robeco USA LLC(9) 909 Third Avenue 32nd Floor New York, NY 10022	1,712,311	7.5%
Entities affiliated with ComVentures(10) 305 Lytton Avenue Palo Alto, CA 94301	3,817,105	16.7%

*	Less than one percent.
(1)	Except as otherwise indicated, the address for each beneficial owner is 6815 Flanders Drive, Suite 210, San Diego, California 92121.
(2)	Shares of common stock beneficially owned include 470,474 shares subject to options and warrants exercisable within 60 days of March 31, 2007. Mr. Kwon is our Founder and Honorary Chairman.
(3)	Shares of common stock beneficially owned include 270,000 shares subject to options exercisable within 60 days of March 31, 2007. Mr. Hickock is our Chief Operating Officer.
(4)	Shares of common stock beneficially owned include 100,000 shares subject to options exercisable within 60 days of March 31, 2007. Mr. Gray is our Chief Financial Officer.
(5)	Shares of common stock beneficially owned include 15,000 shares subject to options exercisable within 60 days of March 31, 2007. Mr. Bhagat is a director.
(6)	Shares of common stock beneficially owned include 15,000 shares subject to options exercisable within 60 days of March 31, 2007. Mr. Min is our Chairman.
(7)	Shares of common stock beneficially owned include 233,333 shares subject to options exercisable within 60 days of March 31, 2007. Mr. Tseu is our Chief Executive Officer.
(8)	Shares of common stock beneficially owned include 15,000 shares subject to options exercisable within 60 days of March 31, 2007. Dr. Yang is a director.
(9)	Based solely upon Schedule 13D filings made with the SEC by Potomac Capital Management; Stephens Investment Management LLC; and Weiss, Peck & Greer Investments, an affiliate of Robeco USA LLC, on April 3, 2007, February 13, 2007 and February 15, 2006, respectively.
(10)	Includes 3,580,468 shares held by ComVentures V, L.P.; 221,987 shares held by ComVentures V-B CEO Fund, L.P.; and 14,650 shares held by ComVentures V Entrepreneurs’ Fund, L.P. ComVen V, LLC is the general partner of each of the foregoing entities. Roland Van der Meer, a partner with Com Ventures, served as a member of our Board until May 16, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH WISTRON NEWEB CORPORATION

We use Wistron NeWeb Corporation (“WNC”) as our principal contract manufacturer. Mr. Haydn Hsieh, the President and Chief Executive Officer of WNC served as a member of our board of directors until his resignation in May 2006. During 2006, we received $64.2 million of product from WNC. During this period, we paid $62.2 million to WNC, and the amount payable at December 31, 2006 was $9.5 million.

LOAN FROM MIKE KWON

On May 16, 2006, Mr. Kwon loaned the Company $346,950 pursuant to the terms of a promissory note. The principal balance under the note bears interest at a rate of prime plus one percent. All amounts outstanding under the note are due and payable on the earlier of the date Mr. Kwon’s employment with the Company is terminated or May 15, 2008. As of March 31, 2007, the amount outstanding under the note was approximately $383,000.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

The Board of Directors has approved a written policy for the review, approval or ratification of related person transactions. Under the Nominating and Governance Committee’s charter, that committee is responsible for considering conflicts of interest of board members and senior management, and, to the extent a conflict constitutes a related party transaction, the committee refers the matter to the Audit Committee for review and recommendation of what action is to be taken, if any, by the Board of Directors.

AGREEMENTS WITH OFFICERS AND DIRECTORS

We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements and our certificate of incorporation and Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Nevada law.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our securities, to file with the SEC reports of ownership of our securities and changes in reported ownership. Officers, directors and greater than ten percent stockholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

Our two newly appointed executive officers, Mr. Murray Kawchuk and Mr. Stephen Sek were late in filing their initial statements of beneficial ownership and change in beneficial ownership. Mr. Kawchuk became our Senior Vice President of Sales and Corporate Marketing on October 20, 2006. He filed his initial statement of beneficial ownership on Form 3 on December 31, 2006. Mr. Sek became our Chief Technology Officer on October 20, 2006. He filed his initial statement of beneficial ownership on November 29, 2006.

Except as set forth above, based solely on a review of the reports furnished to us, or written representations from reporting persons that all reportable transaction were reported, we believe that during the fiscal year ended December 31, 2006, our officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a).

PRINCIPAL ACCOUNTANT AUDIT FEES AND SERVICES FEES

We have selected Gumbiner Savett, Inc. (“Gumbiner”) as our independent registered public accounting firm for 2007. The Audit Committee of the Board intends to meet with the auditor in June 2007 to discuss the terms of the audit engagement for fiscal 2007. Gumbiner was our principal accountant since September 2003 and was our principal accountant for the fiscal year ended December 31, 2006. Representatives from Gumbiner have been invited to attend the Annual Meeting. If they attend, they will be provided the opportunity to make a statement if they desire to do so, and are expected to be available to answer appropriate questions.

The following table sets forth the aggregate fees billed for services from January 1, 2005 to December 31, 2005 by Gumbiner:

Audit Fees	$165,980
Audit Related Fees	$—
Tax Fees	$89,975
All Other Fees	$155,300

Total	$413,255

The following table sets forth the aggregate fees billed for services from January 1, 2006 to December 31, 2006 by Gumbiner:

Audit Fees	$242,895
Audit Related Fees	$—
Tax Fees	$53,355
All Other Fees	$30,475

Total	$326,725

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. The chair of the Audit Committee is also authorized, pursuant to delegated authority, to pre-approve additional services of up to $25,000 per engagement on a case-by-case basis, and such approvals are communicated to the full Audit Committee at its next meeting.

REPORT OF THE AUDIT COMMITTEE*

The Audit Committee of our Board of Directors is comprised entirely of independent directors who meet the independence requirements of the American Stock Exchange and the Securities and Exchange Commission. The Audit Committee oversees Axesstel’s financial reporting process on behalf of our Board of Directors. Management is responsible for the preparation, presentation and integrity of the financial statements, including establishing accounting and financial reporting principles and designing systems of internal control over financial reporting. Axesstel’s independent auditors are responsible for expressing an opinion as to the conformity of our consolidated financial statements with generally accepted accounting principles and auditing management’s assessment of the effectiveness of internal control over financial reporting.

In performing its responsibilities, the Audit Committee has reviewed and discussed, with Axesstel’s management and the independent auditors, the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006. The Audit Committee has also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards 61, “Communications with Audit Committees.”

Pursuant to Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” the Audit Committee received the written disclosures and letter from the independent auditors, and discussed with the auditors their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in Axesstel’s Annual Report on Form 10-K for the year ended December 31, 2006.

Submitted by the Audit Committee of the Board

AUDIT COMMITTEE

Jai Bhagat (Chair)

Osmo Hautanen

Åke Persson

*

The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Any stockholder or stockholder’s representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from us by contacting the Secretary at Axesstel, Inc., 6815 Flanders Drive, Suite 210, San Diego, California 92121 or at (858) 625-2100. To provide us sufficient time to arrange for reasonable assistance or accommodation, please submit all requests by May 15, 2007.

Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy card promptly.

By Order of the Board of Directors

Patrick Gray

Chief Financial Officer and Secretary

April 27, 2007

APPENDIX A

"Section 2. Number, Classification, Tenure, Election and Qualifications .

(a) The number of directors which shall constitute the whole board shall be at least three (3) and at most fifteen (15), as increased or decreased from time to time by a majority vote of the Board.

(b~~) The Board of Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Nominated directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors.~~

~~(c) At the annual meeting of stockholders at which the classification of the Board as specified in subsection (b) above becomes effective, Class I directors shall be separately elected for a partial term of one year, Class II directors shall be separately elected for a partial term of two years and Class III directors shall be separately elected for a partial term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. (d~~) Directors shall be elected at the annual meeting of the stockholders by a plurality of votes, and each director elected shall hold office until the next annual meeting of stockholders ~~at which the term of his class expires~~, and until his successor is elected and qualified, or until his prior death, resignation or removal. ~~A separate vote for the election of directors shall be held at each meeting for each class of directors having nominees for election at such meeting.~~

(~~e~~c) Directors need not be stockholders. Each director must be a natural person at least 18 years of age."

AXESSTEL, INC.

THIS PROXY RELATES TO AN ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD

JUNE 6, 2007

The undersigned hereby appoints MARVIN TSEU and H. CLARK HICKOCK or either of them, with full power of substitution, as attorneys and proxies to vote all shares of Common Stock of Axesstel, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of AXESSTEL, INC. (the “Company”) to be held at 10:00 a.m. (local time) at the offices of the Company, located at 6815 Flanders Drive, Suite 210, San Diego, CA 92121, on June 6, 2007 and any postponements, continuations and adjournments thereof, with all powers which the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN

ACCORDANCE THEREWITH.

THERE ARE TWO WAYS TO VOTE YOUR PROXY:

1. VOTE BY INTERNET

Voting by Internet is fast, convenient and your vote is immediately confirmed and posted. Follow these four easy steps:

Read the accompanying Proxy Statement and this Proxy Form

Go the website www.transferonline.com

Enter your Voter Authorization Code located on the Proxy Form above your name

Follow the instructions provided

2. VOTE BY MAIL

Mark, sign and date your Proxy Form and return it in the postage-paid envelope we have provided or return it to Axesstel, Inc., c/o Transfer Online, Inc., 317 Alder, 2nd Floor, Portland, OR 97204.

If you vote by Internet, please do not mail your Proxy Form.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL LISTED BELOW.

PROPOSAL 1: To approve amendments to Axesstel’s Bylaws to provide for the annual election of directors.

FOR the proposal listed above. AGAINST the proposal listed above.

This proxy has been solicited by or for the benefit of the board of directors of the Company. I understand that I may revoke this proxy only by written instructions to that effect, signed and dated by me, which must be actually received by the Company prior to commencement of the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTORS LISTED BELOW

PROPOSAL 2: To elect the below-named five nominees as unclassified directors to serve until Axesstel’s 2008 annual meeting of stockholders.

FOR all nominees listed below (except as WITHHOLD AUTHORITY to vote for all marked to the contrary below). nominees listed below.

Nominees: Bryan B. Min, Marvin Tseu, Jai Bhagat, Osmo A. Hautanen and Dr. Seung Taik Yang To withhold authority to vote for any nominee(s) write such nominee(s)’ name(s) below:

(Continued and to be signed on the other side)

(Continued from other side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 3: To elect the below-named two nominees as Class II directors to serve until Axesstel’s 2010 annual meeting of stockholders.

FOR all nominees listed below (except as WITHHOLD AUTHORITY to vote for all marked to the contrary below). nominees listed below.

Nominees: Bryan B. Min and Marvin Tseu

To withhold authority to vote for any nominee(s) write such nominee(s)’ name(s) below:

DATED: , 2007 Signature Print Name IF THE STOCK IS HELD JOINTLY, BOTH OWNERS MUST SIGN

Signature

Print Name

(Please date and sign exactly as name or names appear on your stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full the corporate name by President or other authorized officer. If a partnership, please sign in the partnership name by authorized person. IF THE STOCK IS HELD JOINTLY, BOTH OWNERS MUST SIGN.) I will be attending the meeting